Exhibit 99.1

FOR IMMEDIATE RELEASE

Balchem Corporation Announces Dividend

New Hampton, New York. December 18, 2015.  Balchem Corporation (NASDAQ: BCPC) today announced that its Board of Directors has declared a dividend on its shares of common stock equal to $0.34 per share, payable on January 21, 2016 to holders of record on December 28, 2015. This dividend reflects a 13% increase over the prior year cash dividend.

Ted Harris, Balchem’s President and CEO, stated, “Balchem has a long standing commitment to an annual dividend and we are pleased to announce the continuation of that commitment.  This dividend represents the seventh consecutive increase in our annual dividend, reflecting both the consistently outstanding economic performance the company has delivered and the Board’s continued confidence in our long term strategies.  We are particularly pleased that over this same seven year period, the annual return of cash to our shareholders via a dividend has increased approximately 250% from $3 million to $11 million.”

About Balchem
Balchem Corporation consists of four business segments: SensoryEffects; Animal Nutrition and Health; ARC Specialty Products; and Industrial Products. The SensoryEffects segment provides customized food and beverage ingredient systems and proprietary microencapsulation solutions to a variety of applications in the human food, pharmaceutical and nutrition marketplaces.  The Animal Nutrition and Health segment manufactures and supplies products to numerous animal health markets.  Through ARC Specialty Products, Balchem provides specialty-packaged chemicals for use in healthcare and other industries, and the Industrial Products segment, provides certain derivative products into industrial applications, predominately as a component for hydraulic fracturing of shale natural gas wells.

Forward-Looking Statements
This release contains forward-looking statements, which reflect Balchem’s expectation or belief concerning future events that involve risks and uncertainties. Balchem can give no assurance that the expectations reflected in forward looking statements will prove correct and various factors could cause results to differ materially from Balchem’s expectations, including risks and factors identified in Balchem’s annual report on Form 10-K for the year ended December 31, 2014. Forward-looking statements are qualified in their entirety by the above cautionary statement. Balchem assumes no duty to update its outlook or other forward-looking statements as of any future date.

Contact:	William Backus, Chief Financial Officer
Telephone: 845-326-5600

52 Sunrise Park Road	•	New Hampton, New York 10958	•	Tel. 845.326.5600	•	Fax 845.326.5742	•	www.balchem.com